Filed pursuant to Rule 433
April 9, 2024
Relating to
Preliminary Prospectus Supplement dated April 9, 2024
to
Prospectus dated September 23, 2022
Registration Statement No. 333-267583

Duke Energy Corporation

€750,000,000 3.75% Senior Notes due 2031

Pricing Term Sheet

Issuer:	Duke Energy Corporation (the “Issuer”)
Trade Date:	April 9, 2024
Settlement:	April 12, 2024 (T+3)
Security Description:	3.75% Senior Notes due 2031 (the “Notes”)
Anticipated Ratings (Moody’s/S&P)*:	Baa2 (Stable)/ BBB (Stable)
Ranking:	Senior, Unsecured
Offering Format:	SEC Registered
Principal Amount:	€750,000,000
Interest Payment Dates:	Payable annually in arrears on April 1 of each year, beginning on April 1, 2025
Day Count Convention:	Actual/Actual (ICMA)
Maturity Date:	April 1, 2031
Mid-Swaps Yield:	2.669%
Spread to Mid-Swap:	+ 120 basis points
Benchmark Government Security:	DBR 0.000% due February 15, 2031
Benchmark Government Security Yield:	2.301%
Spread to Benchmark Government Security:	+ 156.8 bps

Yield to Maturity:	3.869%
Coupon:	3.75%
Price to the Public:	99.287% per Note (plus accrued interest, if any, from April 12, 2024)
Optional Redemption:

The Issuer may redeem the Notes prior to January 1, 2031, in whole, at any time, or in part, from time to time, at the Issuer’s option, for cash, at a redemption price equal to the greater of: (1) 100% of the principal amount of the Notes to be redeemed; and (2) an amount determined by the Quotation Agent equal to the sum of the present values of the remaining scheduled payments of principal, premium, if any, and interest thereon (not including any portion of such payments of interest accrued to the date of redemption) to January 1, 2031, discounted to the date of redemption on an annual basis (Actual/Actual (ICMA) at the Comparable Government Bond Rate), plus 25 basis points, plus accrued and unpaid interest thereon to, but not including, the date of redemption.

On or after January 1, 2031, the Issuer may redeem the Notes, in whole, at any time, or in part, from time to time, at the Issuer’s option, for cash, at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the redemption date.

Optional Tax Redemption:	The Issuer may redeem the Notes for cash in whole, but not in part, at the redemption price of 100% of their outstanding principal amount, plus accrued and unpaid interest to, but not including, the redemption date, if certain tax events occur that would obligate the Issuer to pay additional amounts. See “Description of the Notes—Payment of Additional Amounts” in the Preliminary Prospectus Supplement for further terms and provisions applicable to redemption of the Notes under these circumstances.
Denominations:	€100,000 or any integral multiple of €1,000 in excess thereof
CUSIP:	26441C CD5
ISIN:	XS2800020112
Common Code:	280002011
Legal Entity Identifier:	I1BZKREC126H0VB1BL91
Stabilization:	FCA/ICMA
Listing:	The Issuer intends to apply to list the Notes on the New York Stock Exchange.
Joint Book-Running Managers:	Banco Santander, S.A. Barclays Bank PLC BNP Paribas MUFG Securities EMEA plc

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time. Each credit rating should be evaluated independently of any other credit rating.

Terms used herein but not defined herein shall have the respective meanings as set forth in in the Issuer’s Preliminary Prospectus Supplement dated April 9, 2024.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banco Santander, S.A. toll-free at +34 912572029; Barclays Bank PLC toll-free at 1-888-603-5847; BNP Paribas toll-free at +1-800-854-5674; or MUFG Securities EMEA plc at +1-877-649-6848.

MiFID II and UK MiFIR – professionals/ECPs-only / No PRIIPs or UK PRIIPs KID – Manufacturer target market (MiFID II and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.

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